UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2021
AppFolio, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37468	26-0359894
(Commission File Number)	(IRS Employer Identification Number)
50 Castilian Drive
Santa Barbara, CA 93117
(Address of principal executive offices)
Registrant’s telephone number, including area code: (805) 364-6093
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	APPF	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Chief Financial Officer

AppFolio, Inc. (the “Company”) previously announced that its Chief Financial Officer, Ida Kane, notified its Board of Directors (the “Board”) of her plans to depart the company effective as of a future date to be mutually determined. The Company and Ms. Kane have agreed that Ms. Kane’s departure will be effective as of June 4, 2021 (the “Separation Date”). Ms. Kane’s departure is not the result of any disagreement with respect to the Company’s operations, policies or practices.

In connection with Ms. Kane’s departure, the Board has approved, and the Company and Ms. Kane have entered into, a Separation Agreement and General Release (the “Agreement”). Pursuant to the Agreement, Ms. Kane will be eligible to receive: (i) existing employee benefits and payment of base salary through the Separation Date ($22,500); (ii) aggregate additional cash payments up to $1,205,000, which include a short-term incentive award for the period of January 1 through June 30, 2021 ($195,000), a lump-sum severance payment ($1,000,000) and reimbursement for broker fees to exercise her vested nonqualified stock options (up to $10,000); (iii) COBRA premiums for employee benefits in effect as of the Separation Date until the earlier of (a) the approximately 18-month period ending December 31, 2022, or (b) the date on which Ms. Kane first becomes eligible to obtain group health insurance through another employer; and (iv) an extension of the period during which Ms. Kane may exercise her vested nonqualified stock options until the earlier of January 6, 2023 or the expiration date applicable to such options.

Ms. Kane's receipt of the aforementioned payments and other benefits is generally conditioned upon the effectiveness of a general release of claims in favor of the Company (and certain affiliates and related parties) that is included in the Agreement, as well as her compliance with certain confidentiality and other standard covenants included in the Agreement and other typical agreements to which she remains subject. The Agreement also includes a general release of claims in favor of Ms. Kane subject to an exception for claims relating to any unlawful conduct by Ms. Kane, as well as a mutual non-disparagement covenant.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2021.

Appointment of Ann Wilson as Principal Accounting Officer

The Company has commenced a search for a successor to Ms. Kane as Chief Financial Officer. Pending the appointment of Ms. Kane’s successor, the Company’s finance team will report to Jason Randall, the Company’s President and Chief Executive Officer.

Ann Wilson, the Company’s Vice President of Accounting, has been appointed as Principal Accounting Officer. Ms. Wilson is a Certified Public Accountant licensed in California, and has served in her current position for over four years. Prior to joining the Company, Ms. Wilson served in various leadership and finance related positions, including most recently as Vice President of Finance and Controller of RightScale, Inc., a provider of multi-cloud management and cost optimization services. Ms. Wilson holds a M.B.A from Gonzaga University and a B.A. in Business Economics from the University of California, Santa Barbara.

Consistent with the Company’s practice, Ms. Wilson will not enter into any employment agreement, severance agreement, or other similar agreements. There are no arrangements or understandings between Ms. Wilson and any other person pursuant to which she was selected to serve as Principal Accounting Officer. There are no family relationships between Ms. Wilson and any director, executive officer or person nominated or chosen by the Company to become an executive officer. There are no relationships involving Ms. Wilson that are required to be reported pursuant to SEC regulations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2021	AppFolio, Inc.

By: /s/Jason Randall
Name: Jason Randall
Title: Chief Executive Officer